Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Ceridian HCM Holding Inc.:

We consent to the use of our report dated February 28, 2019, except as to Note 2 which is as of May 21, 2019, with respect to the consolidated balance sheets of Ceridian HCM Holding Inc. and its subsidiaries as of December 31, 2018 and 2017 and related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), included in the Form 8-K of Ceridian HCM Holding Inc. dated May 21, 2019, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to changes to reflect the retrospective adoption of ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606),” as amended, ASU No. 2016-18, “Restricted Cash,” and ASU No. 2017-07, “Compensation—Retirement Benefits”.

/s/ KPMG LLP

Minneapolis, Minnesota

May 21, 2019